                                                                    EXHIBIT 12.1

STILWELL FINANCIAL INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                           Year ended December 31,
                                     -----------------------------------------  Six months ended
                                      1996    1997    1998    1999     2000      June 30, 2001
                                      ----    ----    ----    ----     ----     ----------------
                                                        (dollars in millions)
Earnings:
---------
   Pretax income,
      excluding equity
      in net earnings
      of unconsolidated
      affiliates                     $140.0  $205.0  $263.5  $539.8  $1,131.6        $309.8
   Interest expense                     6.8    10.4     6.5     5.9       7.7          14.8
   Portion of rents
      representative of an
      appropriate interest
      factor                            2.8     4.2     5.8     5.8       7.4           3.8
   Distributed earnings of
      less than 50%
      owned affiliates                  3.8       -       -       -         -             -
                                     ------  ------  ------  ------  --------       -------
   Pretax income, as
      adjusted                       $153.4  $219.6  $275.8  $551.5  $1,146.7       $ 328.4
                                     ------  ------  ------  ------  --------       -------

Fixed Charges:
--------------
   Interest expense                  $  6.8  $ 10.4  $  6.5  $  5.9  $    7.7       $  14.8
   Portion of rents
      representative of an
      appropriate interest
      factor                            2.8     4.2     5.8     5.8       7.4           3.8
                                     ------  ------  ------  ------  --------       -------
      Total fixed charges            $  9.6  $ 14.6  $ 12.3  $ 11.7  $   15.1       $  18.6
                                     ------  ------  ------  ------  --------       -------

Ratio of Earnings to
   Fixed Charges                      15.98   15.04   22.42   47.14     75.94         17.66
                                     ======  ======  ======  ======  ========       =======
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